EXHIBIT 10.39

ALION SCIENCE AND TECHNOLOGY CORPORATION

PHANTOM STOCK PLAN

(Amended and Restated as of June 25, 2013)

The Alion Science and Technology Corporation Phantom Stock Plan (the “Plan”) was initially established by Alion Science and Technology Corporation, a Delaware corporation (the “Company”), effective as of February 11, 2003. This Plan is hereby amended and restated effective as of June 25, 2013.

ARTICLE I

PURPOSE

The purpose of the Plan is to attract and retain key management employees of the Company and to provide such persons with a proprietary interest in the Company through the granting of phantom shares of common stock of the Company.

ARTICLE II

DEFINITIONS

For the purpose of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:

2.1. “Administrative Committee” means the Compensation Committee of the Board, or such person or persons as the Compensation Committee shall designate, unless the Board resolves to act itself as the Administrative Committee.

2.2. “Affiliate” means any entity, whether now or hereafter existing, which at the time of reference, controls, is controlled by, or is under common control with, Alion (including, but not limited to, joint ventures, limited liability companies, and partnerships).

2.3. “Award” means a grant of Phantom Stock under this Plan.

2.4. “Board” means the Board of Directors of the Company.

2.5. “Cause” or “Just Cause” shall have the same meaning as defined in the relevant Participant’s Employment Agreement.

2.6. “Change in Control” means the occurrence of any of the following events:

(a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of thirty percent (30%) or more of either (1) the then outstanding shares of common stock of the Company or (2) the combined voting power of the then outstanding capital stock of the Company, which voting power may be manifested through the entitlement to vote generally in the election of directors, by contract through the right to convert non-voting securities into voting securities or otherwise;

(b) such time as when individuals who on the Effective Date constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors of the Company or whose nomination for election by the shareholders of the Company was approved by a majority vote of the directors of the Company) cease for any reason to constitute a majority of the Board of Directors of the Company then in office;

(c) the adoption of a plan relating to the liquidation or dissolution of the Company; and

(d) the merger or consolidation of the Company with or into any other entity or the merger of any other entity with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another person or entity other than (A) a transaction in which the survivor or transferee is an entity controlled by the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Trust or (B) a transaction following which (i) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the voting power of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Person surviving such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction and (ii) in the case of a sale of assets transaction, each transferee assumes substantially all of the obligations of the Company and becomes an affiliate of the Company.

2.7. Code” means the Internal Revenue Code of 1986, as amended and any successor Code, and related rules, regulations and interpretations.

2.8. “Common Stock” means the voting common stock, $0.01 par value per share, of the Company, subject to adjustments pursuant to the Plan.

2.9. “Company” means Alion Science and Technology Corporation, a Delaware corporation.

2.10. “Disability” means that the Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than 12 months; (b) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company; or (c) has been determined to be totally disabled by the Social Security Administration.

2.11. “Employee” shall mean any person who is employed by the Company, is on the Company’s payroll, and whose wages are subject to withholding under the Federal Insurance Contributions Act, codified in Code Section 3121 or would be subject to such withholding if paid in the US.

2.12. “Employer” shall mean the Company and any Affiliate that, with the consent of the Company, elects to participate in the Plan and any successor entity that adopts the Plan. If any such entity withdraws, is excluded from participation in the Plan or terminates its participation in the Plan, such entity shall thereupon cease to be an Employer.

2.13. “Employment Agreement” shall mean the employment contract specifying the terms of Participant’s employment with Employer.

2.14. “Exercise Date” shall mean the date as of which a Participant surrenders Phantom Stock shares vested on or prior to December 31, 2004.

2.15. “Fair Market Value” on any given date means the value of one share of Common Stock as determined by the Administrative Committee in its sole discretion, based upon the most recent valuation of the Common Stock made by an independent appraisal that meets the requirements of Code Section 401(a)(28)(C) and the regulations thereunder as of a date that is no more than 12 months before the relevant transaction to which the valuation is applied.

2.16. “Grant Date” means the effective date on which an Award is made to a Participant as set forth in the applicable Phantom Stock Agreement.

2.17. “Participant” shall mean an Employee of the Company who has an Employment Agreement to whom an Award is granted under this Plan.

2.18. “Phantom Stock Agreement” means the agreement between the Company and the Participant pursuant to which the Company authorizes an Award hereunder. Each Phantom Stock Agreement entered into between the Company and a Participant with respect to an Award granted under the Plan shall incorporate the terms of this Plan and shall contain such terms and conditions, consistent with the provisions of the Plan, as may be established by the Administrative Committee. Provisions in any Phantom Stock Agreement relating to matters such as noncompetition, nonsolicitation and protection of intellectual property are hereby deemed to be consistent with the Plan.

2.19. “Phantom Stock” means a unit granted to a Participant that entitles the Participant to receive a payment in cash equal to the Fair Market Value of a share of Common Stock on the date the Phantom Stock vests.

2.20. “Plan” means the Alion Science and Technology Corporation Phantom Stock Plan, as amended from time to time.

2.21. “Surrender Date” means the date as of which a Participant surrenders Phantom Stock shares pursuant to Section 7.1 below.

2.22. “Termination of Employment” means cessation of performance of services for the Company. For purposes of maintaining a Participant’s continuous status as an Employee and accrual of rights under any Award granted pursuant to the Plan, transfer of an Employee among Alion and any of its Affiliates shall not be considered a Termination of Employment with the Company. A Participant will not be deemed to have incurred a Termination of Employment while he or she is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months or such longer period as the Participant’s right to reemployment with the Company or an Affiliate is provided either by statute or by contract. If the period of leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or by contract, the Termination of Employment will be deemed to occur on the first date immediately following such six-month period. For the avoidance of doubt, and by way of example only, if a Participant works for a wholly-owned subsidiary of the Company, then a sale of the subsidiary by the Company would be regarded as a Termination of Employment of such Participant for purposes of this Plan, notwithstanding the Participant’s continued employment with that former subsidiary. Whether an Employee of the Company incurs a termination of employment with the Company will be determined in accordance with the requirements of Code Section 409A.

2.23. “Valuation Date” shall mean a date as of which the Fair Market Value of Common Stock of the Company is determined.

ARTICLE III

ADMINISTRATION

3.1. General. The Plan shall be administered by the Administrative Committee. The Administrative Committee shall have the full and final authority, in its discretion, to interpret conclusively the provisions of the Plan; to adopt such rules for carrying out the Plan as it may deem advisable; to decide all questions of fact arising in the application of the Plan; and to make all other determinations necessary or advisable for the administration of the Plan.

3.2. Procedure. The Administrative Committee shall meet at such times and places and upon such notice as it may determine. A majority of the members of the Board or committee serving as Administrative Committee hereunder shall constitute a quorum. Any acts by the Administrative Committee may be taken at any meeting at which a quorum is present and shall be by majority vote of those members entitled to vote. Additionally, any acts reduced to writing or approved in writing by all of the members of the Board or committee serving as Administrative Committee hereunder shall be valid acts of the Administrative Committee. Members of the Board or committee who are either eligible for Awards or have been granted Awards may vote on any matters affecting the administration of the Plan or the grant of Awards pursuant to the Plan, except that no such member shall act upon the granting of an Award to himself or herself, but any such member may be counted in determining the existence of a quorum at any meeting of the Administrative Committee during which action is taken with respect to the granting of an Award to him or her.

3.3. Duties. The Administrative Committee shall have full power and authority to administer and interpret the Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Plan and for the conduct of its business as the Administrative Committee deems necessary or advisable, all within the Administrative Committee’s sole and absolute discretion. The Administrative Committee shall have full power and authority to take all other actions necessary to carry out the purpose and intent of the Plan, including, but not limited to, the authority to:

(a) construe the Plan and any Award under the Plan;

(b) select the Employees of the Company to whom Awards may be granted and the time or times at which Awards shall be granted;

(c) determine the number of shares of Common Stock to be covered by or used for reference purposes for any Award;

(d) determine and modify from time to time the terms and conditions, including restrictions, of any Award and to approve the form of Phantom Stock Agreements;

(e) impose limitations on Awards, including limitations on transfer provisions;

(f) modify, extend or renew outstanding Awards, or accept the surrender of outstanding Awards and substitute new Awards; or

(g) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws.

3.4. Limited Liability. To the maximum extent permitted by law, no member of the Board or committee serving as Administrative Committee hereunder shall be liable for any action taken or decision made in good faith relating to the Plan or any Award.

3.5. Effect of Administrative Committee’s Decision. All actions taken and decisions and determinations made by the Administrative Committee on all matters relating to the Plan pursuant to the powers vested in it hereunder shall be in the Administrative Committee’s sole and absolute discretion and shall be conclusive and binding on all parties concerned, including the Company, its stockholders, any Participants in the Plan and any other employee of the Company, and their respective successors in interest.

ARTICLE IV

PARTICIPATION

Individual Participants in the Plan shall be selected by the Administrative Committee in its sole discretion from key executive Employees of the Company. Awards may be granted by the Administrative Committee at any time and from time to time to new Participants, or to existing Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, as the Plan Administrative Committee shall determine. Except as required by this Plan, Awards granted at different times need not contain similar provisions.

ARTICLE V

GRANT OF PHANTOM STOCK

5.1. Shares Subject to the Plan. Subject to adjustments as provided in Article X, the shares of Common Stock that may be used for reference purposes with respect to Awards granted under this Plan shall not exceed 2,000,000 shares of Common Stock, reduced by any shares of Common Stock used for reference purposes with respect to awards issued under the Alion Science and Technology Corporation Board of Directors Phantom Stock Plan and the Alion Science and Technology Corporation Performance Shares and Retention Phantom Stock Plan (whether or not such awards have expired, terminated unexercised, or become unexercisable, or have been forfeited or otherwise terminated, surrendered or cancelled). No actual shares of Common Stock are reserved hereunder. References to shares of Common Stock are for accounting and valuation purposes only, and not to grant any voting or other rights associated with ownership of Common Stock.

5.2. Grant of Award. Subject to Section 5.3 and other applicable provisions of the Plan, the Administrative Committee may at any time and from time to time grant Awards of Phantom Stock to eligible Participants, as it deems appropriate. The grant of an Award shall be authorized by the Administrative Committee and shall be evidenced by a Phantom Stock Agreement in a form approved by the Administrative Committee, between the Company and the Participant. Each such Phantom Stock Agreement shall set forth its Grant Date, the number of shares of Phantom Stock awarded, and the vesting provisions. Each such Phantom Stock Agreement shall be subject to the express terms and conditions of this Plan, and shall be subject to such other terms and conditions that, in the reasonable judgment of the Administrative Committee, are appropriate and not inconsistent with this Plan.

5.3. Disqualified Persons. Notwithstanding the foregoing, no grant of Phantom Stock may be made to any “Disqualified Person” (within the meaning of Sections 409(p)(4) and 4979A of the Code, as added by the Economic Growth and Tax Relief Reconciliation Act of 2001) for any period during which the Company maintains the Alion Science and Technology Corporation Employee Ownership, Savings and Investment Plan or any other employee stock ownership plan as described in and qualified under Section 4975(e)(7) and 401(a) of the Code, respectively. Any grant of Phantom Stock made in violation of this provision shall be null and void ab initio. In addition, no grant of Phantom Stock may be made to any eligible individual if and to the extent that such grant would cause such individual to become a Disqualified Person.

ARTICLE VI

RIGHT TO PAYMENT

6.1. Vesting. A Participant shall have no right to exercise or receive payment for any share of Phantom Stock until it is vested, as described below.

(a) For Awards granted on or before November 10, 2003, unless otherwise determined by the Administrative Committee in a Participant’s Phantom Stock Agreement, Awards shall vest in accordance with the following schedule:

Anniversary from Grant Date	Vested Amount
3rd	50%
4th	25%
5th	25%

(b) For Awards granted on or after November 11, 2003, unless otherwise determined by the Administrative Committee in a Participant’s Phantom Stock Agreement, Awards shall vest in accordance with the following schedule:

Anniversary from Grant Date	Vested Amount
1st	20%
2nd	20%
3rd	20%
4th	20%
5th	20%

6.2. Termination and Forfeiture of Awards. If a Participant incurs a Termination of Employment on or before becoming 100% vested in an Award, he or she shall forfeit any unvested portion of the Award, except as provided below:

(a) Voluntary Termination of Employment. If a Participant voluntarily terminates employment with the Company, then such Participant shall forfeit all rights to all unvested Awards, unless such termination is for Good Reason, as defined in the Participant’s Employment Agreement (but for this purpose only, without regard to whether the occurrence of one of the events is during the Protected Period, as defined by the Employment Agreement). If a Participant voluntarily terminates employment with the Company for Good Reason, then such Participant shall immediately vest in a prorated portion of his or her unvested Awards issued prior to November 9, 2005, based on a ratio the numerator of which is the number of months from the Grant Date through the end of the month of such termination and the denominator of which is sixty (60). For Awards made on or after November 9, 2005, if a Participant voluntarily terminates employment with the Company for Good Reason, then such Participant shall immediately vest in a prorated portion of his or her outstanding Awards equal to the greater of the amount vested under Section 6.1(b) and the amount determined based on a ratio the numerator of which is the number of months from the Grant Date through the end of the month of such termination and the denominator of which is sixty (60),

(b) Involuntary Termination of Employment Without Cause. If a Participant is involuntarily terminated from employment with the Company for any reason other than for Cause or Just Cause, then he or she shall immediately vest in a prorated portion of his or her unvested Awards issued prior to November 9, 2005, based on a ratio the numerator of which is the number of months from the Grant Date through the end of the month of such termination and the denominator of which is sixty (60). For Awards made on or after November 9, 2005, if a Participant is involuntarily terminated from employment with the Company for any reason other than for Cause or Just Cause, then such Participant shall immediately vest in a prorated portion of his or her outstanding Awards equal to the greater of the amount vested under Section 6.1(b) and the amount determined based on a ratio the numerator of which is the number of months from the Grant Date through the end of the month of such termination and the denominator of which is sixty (60).

(c) Death or Disability. If the Participant’s Termination of Employment is due to death or Disability, any outstanding Awards at the time of such Termination of Employment shall immediately become 100% vested.

(d) Change in Control. If the Participant incurs a Termination of Employment for any reason on or after a Change in Control, any Awards granted prior to such Change in Control that are outstanding at the time of such Termination of Employment shall immediately become 100% vested.

(e) Disqualified Persons. If Participant is or becomes a Disqualified Person as described in Section 5.3 above, then the full amount of any then outstanding Award that has not yet vested shall be forfeited; and no amount of an Award shall become vested, if, as a result of such vesting, the Participant would become a Disqualified Person.

ARTICLE VII

PAYMENT OF PHANTOM STOCK BENEFITS

7.1. Exercise of Awards Vested on or before December 31, 2004. A Participant may elect to exercise any shares of Phantom Stock granted and vested on or before December 31, 2004, by filing a written election to exercise with the Administrative Committee at least six (6) months in advance of the Exercise Date and at least three (3) months in advance of the Valuation Date that will apply to such Exercise Date; provided, however, that the Phantom Stock that becomes vested on November 12, 2004 may be exercised as of November 12, 2004, based upon an election by the Participant filed no later than August 2, 2004. Notwithstanding the foregoing, the Exercise Date of vested shares of Phantom Stock shall not be earlier than the date the Phantom Stock becomes vested nor later than the earliest of (1) the date of the occurrence of a termination event described in Section 6.2 or any other Termination of Employment of the Participant; (2) the date of a Change in Control; or (3) the fifth (5th) anniversary of the Grant Date of the Phantom Stock. An election to exercise Phantom Stock shall be made in such form and at such time as the Administrative Committee deems acceptable.

7.2. Payment of Awards Granted before November 9, 2005, and Vesting on or after January 1, 2005. A Participant granted Phantom Stock under this Plan before November 9, 2005, but not vesting until on or after January 1, 2005, shall be entitled to a cash payment on the Surrender Date, which shall be the earlier of (i) the date on which the Participant becomes fully vested in the Award, or (ii) the date of the Participant’s Termination of Employment. Notwithstanding the foregoing, (a) the Surrender Date of a vested Award may be accelerated, with the consent of the Administrative Committee, under the circumstances set forth in Section 7.3(a) through (d); and (b) a Participant may elect, in accordance with Internal Revenue Service Notice 2005-1, Q-20(a), to receive payment of any Awards granted before November 9, 2005, and vesting on or after January 1, 2005, calendar year 2005 or, if later, the taxable year in which the amounts are earned and vested. Any such election shall be made in a form acceptable to the Administrative Committee and filed with the Administrative Committee no later than December 31, 2005.

7.3. Payment of Awards Granted on or after November 9, 2005. The Administrative Committee may, in its discretion, permit a Participant to elect whether the Surrender Date with respect to an Award granted on or after November 9, 2005 shall occur (a) with respect to any portion of an Award which has become vested under Section 6.1(b), the date on which such portion of the Award becomes vested; or (b) the date on which the entire amount of the Award becomes 100% vested or, if earlier, upon the Participant’s Termination of Employment. Any such election shall be made in a writing acceptable to the Administrative Committee and filed with the Administrative Committee prior to the Award Grant Date; provided, however, that in the case of a new Participant, such election shall be made within 30 days after the Participant becomes eligible to participate in the Plan. If the Administrative Committee does not permit an election under this provision, or if a Participant fails to make a timely election to the contrary hereunder, the Participant shall be deemed to have elected the Surrender Date described in clause (b) above. Notwithstanding the foregoing, the Surrender Date of a vested Award may be accelerated, with the consent of the Administrative Committee, under the following circumstances:

(a) Compliance with Domestic Relations Order: To permit payment to an individual other than the Participant as necessary to comply with the provisions of a domestic relations order (as defined in Code Section 414(p)(1)(B));

(b) Conflicts of Interest: To permit payment as necessary to comply with the provisions of a certificate of divestiture (as defined in Code Section 1043(b)(2));

(c) Payment of Employment Taxes: To permit payment of federal employment taxes under Code Sections 3101, 3121(a) or 3121(v)(2), or to comply with any federal tax withholding provisions or corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of federal employment taxes, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes; or

(d) Tax Event: Upon a good faith, reasonable determination by the Company, upon advice of counsel, that the Plan or an Award fails to meet the requirements of Code Section 409A and regulations thereunder. Such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A.

7.4. Amount and Timing of Payment. A Participant shall be entitled to a cash payment upon exercise or surrender (as applicable) of an Award equal to the number of vested units of Phantom Stock subject to surrender, multiplied by the Fair Market Value as of the Valuation Date coincident with or immediately preceding the Surrender Date; provided, however, that, in the case of an Award outstanding on the date of a Change in Control, the Fair Market Value of such Phantom Stock units shall be determined based upon the Fair Market Value of Common Stock as of the Valuation Date coincident with or immediately preceding the Surrender Date, or the Valuation Date coincident with or immediately preceding the date of the Change in Control, whichever produces the higher Fair Market Value.

7.5. Time of Payment. Except as provided in Section 7.6, the Company shall make payment of the amount receivable upon the exercise of an Award by the delivery of cash in a lump sum within sixty days after the Exercise Date of an Award described in Section 7.1, or as soon as practicable after the Surrender Date of an Award described in Section 7.2 or 7.3, as applicable, but in any event within 2 1/2 months after the end of the Plan Year in which the Surrender Date occurs. Notwithstanding the foregoing, payment under this Section 7.5 may be delayed (without imputation of earnings, interest or other gains or losses after the Surrender Date) solely to the extent necessary under the following circumstances, provided that payment is made as soon as possible after the reason for delay no longer applies:

(a) Unforeseeable Administrative or Financial Cause. The Compensation Committee reasonably determines that (1) it is administratively impracticable to make payment by the end of the applicable 2 1/2 month period or that making such payment will jeopardize the solvency of the Company, and (2) such impracticability or insolvency was unforeseeable as of the Grant Date.

(b) Payments Subject to Section 162(m). The Company reasonably anticipates that its deduction with respect to such payment would otherwise be limited or eliminated by application of Code Section 162(m).

(c) Payments that Would Violate Loan Covenant or Similar Contractual Requirement. The Company reasonably anticipates that making the payment will violate a term of a loan agreement to which the Company is a party, including any ESOP loan agreement, or other similar contract to which the Company is a party, and such violation will cause material harm to the Company.

(d) Payments that Would Violate Law. The Company reasonably determines that payment would violate Federal securities laws or other applicable law.

7.6. Election to Defer Benefits. If a Participant has elected as the Exercise Date for Phantom Stock granted and vested on or before December 31, 2004, the fifth (5th) anniversary of the Grant Date of such Phantom Stock, and the Participant is also a participant in the Alion Science and Technology Corporation Executive Deferred Compensation Plan (the “Deferred Compensation Plan”), he or she may elect, at least 180 days prior to such Exercise Date, to defer receipt of all or a portion of the Plan benefit through a contribution to the Deferred Compensation Plan equal to the amount that would otherwise have been payable under Section 7.2. If a Participant has elected, or is deemed to have elected, as the Surrender Date of an Award under Section 7.2 or 7.3 the date on which the entire amount of the Award becomes 100% vested, then the Participant may elect to have the amount of payment for such Award that would otherwise be made upon the Surrender Date deferred into the Deferred Compensation Plan, provided that he or she has not incurred a Termination of Employment and is then (or is then eligible to become) a participant in the Deferred Compensation Plan. Any such election shall be made in a writing acceptable to the Administrative Committee and filed with the Administrative Committee at least one year prior to the Surrender Date. Such election shall become effective upon the Surrender Date and shall specify a time for payment and method of distribution available under the Deferred Compensation Plan, provided that such election may not provide for a time of distribution (other than as a result of Termination of Employment, death or Disability) earlier than five years after the Surrender Date.

7.7. Discharge. Any payment made by the Company in good faith in accordance with the provisions of this Plan and a Participant’s Phantom Stock Agreement shall fully discharge the Company from all further obligations with respect to such payment and the Phantom Stock Agreement.

7.8. Compliance with Code Section 409A. No payment shall be made in violation of Section 409A or any other applicable provisions of the Code and the rules and regulations thereunder.

7.9. Withholding. The Company shall have the right to deduct from all amounts paid pursuant to the Plan any Federal, State or local income tax, social security contribution or other payroll taxes required by law, whether domestic or foreign, to be withheld with respect to such payments. The Company shall also have the right to deduct FICA contributions required at vesting.

ARTICLE VIII

AMENDMENT AND TERMINATION

8.1. Amendment. The Board may amend the Plan at any time and from time to time, provided that (a) no amendment shall deprive any person of any rights granted under the Plan before the effective date of such amendment without such person’s consent; and (b) amendments may be subject to shareholder approval to the extent needed to comply with applicable law. Notwithstanding the foregoing, the Board may unilaterally amend the Plan or any outstanding Award subject to Section 409A as necessary to cause the Plan or such Award to comply with Code Section 409A.

8.2. Termination. The Board reserves the right to terminate the Plan in whole or in part at any time, without the consent of any person granted any rights under the Plan. Termination of the Plan shall not affect the Administrative Committee’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination. Notwithstanding the foregoing, termination of the Plan shall not result in the acceleration of payment of any Award except as permitted by the Administrative Committee and consistent with the requirements of Code Section 409A.

ARTICLE IX

TERM

The Plan shall be effective from the date that this Plan is approved by the Board. Unless sooner terminated by action of the Board, the Plan will terminate on February 11, 2013, but Awards granted before this termination date will continue to be effective in accordance with their terms and conditions.

ARTICLE X

TRANSACTIONS

10.1. Adjustment of Number and Price of Shares. Any other provision of the Plan notwithstanding, if through, or as a result of, any merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar transaction, the outstanding shares of Common Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Common Stock or other securities, the Administrative Committee shall make an appropriate or proportionate adjustment in the Awards as it deems appropriate, in its sole discretion. The adjustment by the Administrative Committee shall be final, binding and conclusive.

10.2. Adjustments Due to Special Circumstances. The Administrative Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations, or accounting principles, whenever the Administrative Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

10.3. Compliance with Code Section 409A. Notwithstanding the foregoing, the Administrative Committee shall not make an adjustment under this Article X which results in a violation of Code Section 409A.

ARTICLE XI

MISCELLANEOUS PROVISIONS

11.1. No Guarantee of Employment. Neither the Plan nor any Award granted under the Plan shall confer upon any Participant any right with respect to continuance of employment by the Company. Participation in this Plan shall not be construed to confer upon any Participant the legal right to be retained in the employ of the Company or give any person any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. Each Participant shall remain subject to discharge to the same extent as if this Plan had never been adopted. Nothing in this Plan shall prevent, interfere with or limit in any way the right of the Company to terminate a Participant’s employment at any time, whether or not such termination would result in: (a) the failure of any Award to vest; (b) the forfeiture of any unvested or vested portion of any Award under the Plan; and/or (c) any other adverse effect on the Participant’s interests under the Plan.

11.2. No Rights as a Shareholder. A Participant shall not have any rights as a shareholder with respect to any shares of Phantom Stock.

11.3. Indemnification of Board and Plan Administrative Committee. No member of the Board or the Administrative Committee, nor any officer or Employee of the Company acting on behalf of the Board or the Administrative Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Administrative Committee and each and any officer or Employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation.

11.4. Effect of the Plan. Neither the adoption of this Plan nor any action of the Board or the Administrative Committee shall be deemed to give any person any right to be granted an Award or any other rights except as may be evidenced by a Phantom Stock Agreement, or any amendment thereto, duly authorized by the Administrative Committee and executed on behalf of the Company, and then only to the extent and upon the terms and conditions expressly set forth therein.

11.5. Non-Assignability. Phantom Stock granted to a Participant may not be transferred or assigned other than by will or by the laws of descent and distribution. If the Participant attempts to alienate, assign, pledge, hypothecate, or otherwise dispose of his Phantom Stock or any right thereunder, except as provided for in this Plan or the Phantom Stock Agreement, or in the event of any levy, attachment, execution, or similar process upon the right or interest conferred by this Plan or the Phantom Stock Agreement, the Administrative Committee may terminate the Participant’s Phantom Stock by notice to him, and it shall thereupon become null and void.

11.6. Restrictive Legends. The Company may at any time place legends referencing any restrictions described in the Phantom Stock Agreement and any applicable federal or state securities law restrictions on all Awards.

11.7. Company Charter and Bylaws. This Plan is subject to the charter and by-laws of the Company, as they may be amended from time to time.

11.8. No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any Participant or other person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company; however, in the event of commencement of a voluntary or involuntary case of bankruptcy against or by the Company, all vested and unvested Awards made hereunder shall be canceled and void.

11.9. Governing Law. All questions arising with respect to this Plan and any Phantom Stock Agreement executed hereunder shall be determined by reference to the laws of the State of Delaware in effect at the time of their adoption and execution, respectively, without implementing its laws regarding choice of law.